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                       SEQUOIA FUND, INC.

                     ARTICLES SUPPLEMENTARY

         Sequoia Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 60,000,000 shares, all of which shall be shares of Common Stock.

         SECOND: A. Immediately before the increase in authorized capital stock provided for herein, the total number of shares of capital stock which the Corporation had authority to issue was 40,000,000 shares of Common Stock, the par value of such shares being $.10 per share, with an aggregate par value of $4,000,000.

                  B.  Immediately after the increase in
authorized capital stock provided for herein, the total number of shares of capital stock which the Corporation has authority to issue is 100,000,000 shares of Common Stock, the par value of such shares being $.10 per share, with an aggregate par value of $10,000,000.

         THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FOURTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         FIFTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Charter.

         IN WITNESS WHEREOF, Sequoia Fund, Inc. has caused these Articles Supplementary to be executed by the Chairman of the Board of Directors of the Corporation and witnessed by its
Secretary as of this    day of June, 1998.  The Chairman of the
Board of Directors of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set



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forth herein relating to authorization and approval hereof are true in all material respects.

                             SEQUOIA FUND, INC.


                             By:____________________
                                William J. Ruane
                                Chairman

WITNESS:
        Joseph Quinones, Jr.
        Secretary








































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